ASSIGNMENT AND ASSUMPTION AGREEMENT

                    This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of September 16, 1996, by and among FINGERHUT COMPANIES, INC., a Minnesota corporation ("FCI"), METRIS COMPANIES INC. a Delaware corporation ("Metris") and METRIS RECEIVABLES, INC. (formerly Fingerhut Financial Services Receivables, Inc.), a Delaware corporation ("Metris Receivables").

                              W I T N E S S E T H:

                    WHEREAS, FCI and Metris Receivables have entered into that certain Purchase Agreement, dated as of May 26, 1995, as amended (the "Purchase Agreement") pursuant to which Metris Receivables has agreed to purchase, and FCI has agreed to sell, from time to time, certain open-end or revolving credit receivables as described therein;

                    WHEREAS, in connection with a business
          realignment of FCI's subsidiaries, effective as of the date of execution of this Agreement (the "Effective Date"), Metris Receivables will become a direct wholly owned subsidiary of Metris and Metris will be an indirect wholly owned subsidiary of FCI;

                    WHEREAS, in connection with such business realignment, FCI wishes to assign to Metris all of its rights arising under the Purchase Agreement, effective as of the Effective Date, Metris wishes to accept such assignment and has agreed to assume and perform all of FCI's duties and obligations under the Purchase Agreement, and Metris Receivables consents to such assignment and assumption;

                    NOW, THEREFORE, in consideration of the terms and conditions hereof and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                    SECTION 1.  Definitions.  Capitalized terms
          used herein and not otherwise defined herein shall have their respective meanings in the Purchase Agreement.

                    SECTION 2.  Assignment and Assumption.

                    (a) FCI hereby assigns to Metris all of its rights arising under the Purchase Agreement, effective as of the Effective Date, and Metris hereby accepts such assignment. FCI hereby delegates to Metris all of its duties and obligations under the Purchase Agreement and, for the benefit of FCI and Metris Receivables, Metris hereby assumes and agrees to perform all of FCI's duties and obligations under the Purchase Agreement. Metris agrees that it shall be liable to Metris Receivables for all of the obligations of FCI arising under and in accordance with the Purchase Agreement, whether arising prior to or after the Effective Date.

                    (b)  In connection with such assignment and
          assumption, Metris hereby confirms the conveyance of property set forth in Sections 2.1(a) and 2.1(f) of the Purchase Agreement and in consideration for the Purchase Price and upon the terms and subject to the conditions set forth in the Purchase Agreement and this Agreement, Metris does hereby sell, assign, transfer, set-over, and otherwise convey to Metris Receivables, and Metris Receivables does hereby purchase from Metris, on the terms and subject to the conditions specifically set forth in the Purchase Agreement and this Agreement, all of Metris' right, title and interest in, to and under (i) the Receivables now existing and hereafter created and arising in connection with the Accounts and any accounts that meet the definition of Additional Accounts, including, without limitation, all accounts, general intangibles, chattel paper, contract rights and other obligations of any Obligor with respect to the Receivables, now or hereafter existing, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, (ii) all monies and investments due or to become due with respect thereto (including, without limitation, the right to any Finance Charge Receivables, including any Recoveries), (iii) all proceeds of such Receivables and (iv) the Bank Receivables Purchase Agreement. The foregoing sale, transfer, assignment, set-over and conveyance does not constitute and is not intended to result in a creation or an assumption by Metris Receivables of any obligation of Metris in connection with the Receivables or any agreement or instrument relating thereto, including, without limitation, any obligation to any Obligors, merchant banks, merchant clearance systems, VISA USA, Inc., MasterCard International Incorporated or insurers.

                    (c)  In connection with the foregoing sale,
          Metris agrees to record and file within five (5) business after the Effective Date, at its own expense, a financing statement or statements with respect to the Receivables and the other property described in Section 2(b) of this Agreement sold by Metris hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of Metris Receivables created hereby under the applicable UCC against all creditors of and purchasers from Metris, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to Metris Receivables within ten (10) days after the Effective Date.

                    (d) In connection with the sale and conveyance hereunder, Metris agrees, at its own expense, within five
          (5) Business Days after the Effective Date and on each Business Day thereafter, to indicate or cause to be indicated clearly and unambiguously in its accounting records and with respect to any Receivables purchased by Metris from the Bank to cause the Bank to indicate clearly and unambiguously in the Bank's accounting records that such Receivables and the other property described above have been sold to Metris Receivables pursuant to the Purchase Agreement and this Agreement as of the Effective Date or such Business Day as applicable.

                    (e)  It is the express intent of Metris and
          Metris Receivables that the conveyance of the Receivables by Metris to Metris Receivables pursuant to the Purchase Agreement and this Agreement be construed as a sale of such Receivables by Metris to Metris Receivables. It is, further, not the intention of Metris and Metris Receivables that such conveyance be deemed a grant of a security interest in the Receivables by Metris to Metris Receivables to secure a debt or other obligation of Metris. However, in the event that, notwithstanding the intent of the parties, the Receivables are held to continue to be property of Metris, then (i) the Purchase Agreement together with this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC; and (ii) the conveyance by Metris provided for in the Purchase Agreement and this Agreement shall be deemed to be and Metris hereby grants to Metris Receivables a security interest in and to all of Metris's right, title and interest in (w) the Receivables then existing and thereafter created and arising in connection with the Accounts that meet the definition of Additional Accounts, including, without limitation, all accounts, general intangibles, chattel paper, contract rights and other obligations of any Obligor with respect to the Receivables, then or thereafter existing, (x) all monies and investments due or to become due with respect thereto (including, without limitation, the right to any Finance Charge Receivables, including any Recoveries), (y) all proceeds of such Receivables and (z) the Bank Receivables Purchase Agreement to secure (1) the obligations of Metris and (2) a loan to Metris in the amount of the Purchase Price as set forth in the Purchase Agreement and this Agreement (the "Secured Obligations"). Metris and Metris Receivables shall, to the extent consistent with the Purchase Agreement and this Agreement, take such actions as may be necessary to ensure that, if the Purchase Agreement together with this Agreement were deemed to create a security interest in the Receivables, such security interest would be deemed to be a perfected security interest of first priority in favor of Metris Receivables under applicable law and will be maintained as such throughout the term of the Purchase Agreement and this Agreement. Metris and Metris Receivables may rely upon an Opinion of Counsel addressed to them as to what is required to provide Metris Receivables with such security interest; and any such Opinion of Counsel shall permit the Trustee, on behalf of the Certificateholders, the Certificateholders (in the case of any Series issued in a placement exempt from the registration requirements of the Securities Act) and the Rating Agencies to rely on it.

                    SECTION 3.  Representations.

                         (a)  FCI and Metris each represents to the
          other and to Metris Receivables as follows with respect to itself:

                              (i)  Organization and Good
               Standing. It is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation, and has the corporate power and authority and legal right to own its property and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver, and perform its obligations under this Agreement.

                             (ii)  Due Qualification.  It is
               duly qualified to do business and is in good standing (or is exempt from such requirements) as a foreign corporation in any state required in order to conduct business and has obtained all necessary licenses and approvals with respect to it required under federal law and the law of the jurisdiction of its incorporation.

                            (iii)  Due Authorization.  The
               execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on its part.

                             (iv)  No Conflicts/No Violation.
               The execution and delivery of this Agreement and the performance of the transactions contemplated hereby (i) do not contravene its certificate of incorporation or by-laws, (ii) violate any material provision of law applicable to it, or (iii) result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any material indenture, contract, agreement, mortgage, deed of trust or other material instrument to which it is a party or by which it or its properties are bound, and (iv) such action does not require any filing (except for the UCC filings), registration, consent or approval under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to it, except for such filings, registrations, consents or approvals as have already been obtained or made and as are in full force and effect.

                              (v)  No Proceedings.  There are
               no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (a) asserting the invalidity of this Agreement, (b) seeking to prevent the consummation of any of the transactions contemplated hereby, (c) seeking any determination or ruling that would materially and adversely affect the performance by it of its obligations hereunder, or (d) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

                         (b)  FCI further represents to Metris that
          (i) the Purchase Agreement is in full force and effect as of the Effective Date, (ii) it has delivered to Metris, on or prior to the Effective Date, all amendments, modifications or supplements, as the case may be, to the Purchase Agreement.

                    SECTION 4.  References to FCI.  The parties
          agree that references in the Purchase Agreement to "Fingerhut" or the "Seller" shall be deemed to refer, on and after the Effective Date and wherever appropriate in the context, to Metris.

                    SECTION 5.  Amendments to Purchase Agreement.
          The parties agree that the Purchase Agreement shall be amended as follows:

                              (i)  The definition of "Pooling
               and Servicing Agreement" in Article I of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

                    "Pooling and Servicing Agreement" shall mean the Pooling and Servicing Agreement dated as of May 26, 1995, as amended from to time, by and among Direct Merchants Credit Card Bank, National Association, as Servicer, Metris Receivables, as Transferor, and the Trustee.

                             (ii)  There shall be added in
               appropriate alphabetical order to Article I of the Purchase Agreement the following defined term:

                    "Receivable" shall mean all of the indebtedness of any Obligor under an Account, including the right to receive payment of any interest or finance charges and other obligations of such Obligors with respect thereto. Each Receivable includes, without limitation, all rights of the Seller under the applicable Contract.

                            (iii)  The reference to
               "Minnesota" in Section 4.1(a) of the Purchase
               Agreement shall be replaced with "Delaware."

                             (iv)  Section 4.1(f) of the
               Purchase Agreement shall be amended to add at the beginning of the sentence contained therein the phrase "Except as specified on Schedule 1 hereto" and the Purchase Agreement shall be further amended to add "as Schedule 1 thereto", after the signature page thereof, "Schedule 1 as attached hereto".

                              (v)  The reference to
               "Minnetonka, Minnesota" in Section 4.1(k) of the Purchase Agreement shall be replaced with "St. Louis Park, Minnesota."

                    SECTION 6.  Consent of Metris Receivables.
          Metris Receivables hereby consents to the assignment herein by FCI to Metris of all of Metris' rights arising under the Purchase Agreement and the delegation herein by FCI to, and the assumption herein by, Metris of all of FCI's duties and obligations under the Purchase Agreement. Metris Receivables agrees that on and after the Effective Date, Metris Receivables shall look only to Metris for the performance of FCI's duties and obligations arising under the Purchase Agreement prior to the Effective Date and Metris Receivables hereby releases FCI from any and all claims Metris Receivables may have against FCI arising under or in connection with the Purchase Agreement.

                    SECTION 7. Conditions Precedent. FCI, Metris and Metris Receivables agree that (i) the contribution by FCI to Metris of the capital stock of the Bank and Metris Receivables shall have occurred, (ii) the Assignment and Assumption Agreement dated as of September 16, 1996, among FCI, Metris and the Bank shall have been executed by all parties thereto and be in full force and effect, and (iii) Amendment No. 2 dated as of September 16, 1996, among Metris Receivables as Transferor, the Bank as Servicer and The Bank of New York (Delaware) as Trustee, to the Pooling and Servicing Agreement dated as of May 26, 1995, and the conditions precedent to each of the foregoing, shall be conditions precedent to the effectiveness of this Agreement.

                    SECTION 8. Indemnification. FCI hereby agrees to indemnify and hold harmless Metris from and against any and all liabilities, losses, damages, claims, actions, and suits, and all costs and expenses relating thereto, including reasonable legal fees, expenses and costs of investigation (collectively, "Claims"), which may at any time be imposed upon, incurred by or asserted against Metris and in any way related to or arising out of the breach of any of the agreements, representations or warranties made by or on behalf of FCI in the Purchase Agreement, except that FCI shall not be required to indemnify Metris for any Claim resulting from (i) Metris' own gross negligence, bad faith or willful misconduct,
          (ii) the breach or inaccuracy of a representation, warranty, agreement or covenant of Metris set forth herein or in the Purchase Agreement, or (iii) any act of or omission by any person or entity occurring subsequent to the Effective Date.

                    SECTION 9.  Indemnification Procedure.
          Notwithstanding the provisions of Section 8 hereof, FCI shall not be required to indemnify Metris under such Section with respect to any Claim unless (a) Metris notifies FCI promptly upon becoming aware of the existence, assertion or likely assertion of such Claim, and in any event before the failure to so notify FCI adversely affects the ability of FCI to defend against such Claim, (b) Metris permits FCI to assume and control the defense of such Claim, and to negotiate and conclude a settlement of such Claim if FCI elects to do so, and
          (c) Metris cooperates with FCI in the defense of such Claim.

                    SECTION 10.  GOVERNING LAW.  THIS AGREEMENT
          SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                    SECTION 11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                    SECTION 12.  Amendments.  The terms of this
          Agreement may not be amended, waived, modified or terminated except by written instrument signed by the parties hereto. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any rights consequent thereon.

                    SECTION 13.  Notices.  All notices and
          communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered by hand or transmitted by telex or other communications device capable of transmitting or creating a written record:

                    (a)  if to FCI:

                       Fingerhut Companies, Inc.
                       4400 Baker Road
                       Minnetonka, Minnesota  55343
                       Attention:  General Counsel
                       Telephone:  (612) 932-3585
                       Telecopy:   (612) 936-5412

          or at such other address as it may have furnished in writing to Metris and Metris Receivables;

                    (b)  if to Metris:

                         Metris Companies Inc.
                         600 South Highway 169, Suite 1800
                         St. Louis Park, Minnesota  55426
                         Attention:  Chief Financial Officer
                         Telephone:  (612) 525-5094
                         Telecopy:   (612) 525-5070

          or at such other address as it may have furnished in writing to FCI and Metris Receivables; and

                    (c)  if to Metris Receivables:

                      Metris Receivables, Inc.
                      4400 Baker Road, Suite F470
                      Minnetonka, Minnesota  55343
                      Attention:  Treasurer
                      Telephone:  (612) 963-5016
                      Telecopy:   (612) 932-3302

          or at such other address as it may have furnished in writing to FCI and Metris. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when received and any notice delivered by hand or transmitted by telecommunications device shall be deemed to be given when so delivered or transmitted as applicable. Each party agrees that all notices or other communications permitted or required to be given to FCI under the Purchase Agreement shall be given to Metris at the address set forth above or at such other address as the Metris may have furnished in writing to the appropriate party.

                    SECTION 14. Successors and Assigns. Neither the obligations of FCI nor the obligations of Metris hereunder, including any obligations assumed as a result of this Agreement, shall be assigned to any person without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

                    SECTION 15.  Headings.  The headings of
          Sections have been included herein for convenience only and should not be considered in interpreting this Agreement.

                    SECTION 16. Survival of Representations. All representations contained in this Agreement shall survive the execution and delivery of this Agreement.


                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    FINGERHUT COMPANIES, INC.

                                    By:________________________
                                       Name:
                                       Title:

                                    METRIS COMPANIES INC.

                                    By:________________________
                                       Name:
                                       Title:

                                    METRIS RECEIVABLES, INC.

                                    By:________________________
                                       Name:
                                       Title:


                                  SCHEDULE 1

                           TAX RETURNS AND PAYMENTS

          Metris and its subsidiaries have filed all applicable federal, state and material local tax returns and have paid or caused to be paid all associated taxes due and payable on such returns or on any assessments received by them; except that because one of Metris's subsidiaries, Direct Merchants Credit Card Bank, National Association, is a national banking entity (established in 1995) which derives the majority of its income from Mastercard credit cards, it may be subject to special financial institution rules in certain states. Such rules attempt to impute state income tax nexus to a credit card company it obtains finance revenue and/or has credit card receivables generated from customers in that state. Of the states that have adopted such financial institution rules, Minnesota is the only state where Metris and its subsidiaries are currently filing income or franchise tax returns. States which currently have rules pursuant to which they may attempt to impose income tax nexus based upon such credit card activity include:

                    Arkansas            Minnesota
                    California          New Mexico
                    Hawaii              Tennessee
                    Indiana             West Virginia
                    Massachusetts

          Direct Merchants Credit Card Bank, National Association has not filed in states other than Minnesota because it believes the above referenced financial institution rules to be unconstitutional.